SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549




                                    Form 8-K



                Current Report Pursuant to Section 13 or 15(d) of

                       The Securities Exchange Act of 1934



       Date of Report (Date of earliest event reported): December 12, 2003


                          Sutter Holding Company, Inc.

             (Exact name of registrant as specified in its charter)



Delaware                              1-15733                    59-2651232
(State or other                     (Commission              (I.R.S. Employer
jurisdiction of incorporation)      File Number)             Identification No.)


                           150 Post Street, Suite 405
                         San Francisco, California 94108

               (Address of principal executive offices) (zip code)

                                 (415) 788-1441
              (Registrant's telephone number, including area code)



         (Former name or former address, if changed since last report.)

Item 2.       Acquisition or Disposition of Assets

The Registrant today announced it has closed its acquisition of Progressive Lending, LLC, a mortgage bank with offices in Washington and Arizona. Progressive is licensed to do business in six other states, including California, Oregon, Idaho, Colorado, Illinois, and Montana. The purchase provides for a purchase price in the amount of $1.5 million, consisting of $500,000 cash, a promissory note for $500,000, and 49,500 shares of the Registrant's common stock. The purchase price is subject to reduction if Progressive does not earn at least $500,000 in each of the two years following closing. Progressive's senior management has agreed to stay with the company and intends to grow its operations significantly.

Item 5.      Other Events and Regulation FD Disclosure

The Registrant has issued a press release relating to the acquisition described in response to Item 2 above. The full text of the press release is attached to this report as Exhibit 99.1.


This report contains certain current and forward-looking statements and information relating to the above transaction that are based on the beliefs of its management as well as assumptions made by and information currently available to its management. These statements reflecting management's current view about the proposed transaction are subject to certain risks, uncertainties and assumptions. Should any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, or should information currently believed to be true prove to be untrue, actual events may vary materially from those described in this report as anticipated, estimated or expected. Factors which could cause or contribute to such differences include, but are not limited to the satisfaction of conditions in the agreement referred to above. The forward-looking statements contained in this press release speak only as of the date hereof and the company disclaims any intent or obligation to update these forward-looking statements.



Item 7.           Financial Statements and Exhibits

(a) Financial statements of businesses acquired

         To be filed by amendment

(b) Pro forma financial information

         To be filed by amendment

(c)      Exhibits


Item No.    Description

2.1         Purchase Agreement
99.1        Press Release


                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 12, 2003          SUTTER HOLDING COMPANY, INC

                                  By: s/ ROBERT E. DIXON
                                      ------------------
                                         Robert E. Dixon,
                                        Co-Chief Executive Officer